Exhibit 4.3

[COMPANY LETTERHEAD]

[ ⚫ ], 2023

Citibank, N.A. – ADR Department

388 Greenwich Street

New York, NY 10013

Attn: [ ⚫ ]

Program ADSs (CUSIP No.: 09063M205)

Ladies and Gentlemen:

Reference is made to the Deposit Agreement, dated as of December 17, 2021, as amended and supplemented from time to time (the “Deposit Agreement”), by and among Bionomics Limited, a public limited company incorporated under the Commonwealth of Australia, and its successors (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

The Company has, upon the terms set forth in the Controlled Equity OfferingSM Sales Agreement, dated [ ⚫ ], 2023 (the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co. (“Agent”), agreed to issue and sell through Agent, acting as agent and/or principal, ADSs (the “Program ADSs”), each Program ADS representing one hundred eighty (180) fully paid Shares, with such Program ADSs having an aggregate offering price of up to U.S. $[ ⚫ ] (the “Program Offer”). The Program Offer of Program ADSs through Agent will be made pursuant to a shelf registration statement on Form F-3 (File No.: 333-[ ⚫ ]) (the “Registration Statement”) filed on [ ⚫ ], 2023, in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder and declared effective on or prior to the date hereof by the Commission, which Registration Statement includes (i) a base prospectus, relating to certain securities to be offered from time to time by the Company, and (ii) a sales agreement prospectus, specifically relating to the Program ADSs (such base prospectus and sales agreement prospectus, together, the “Prospectus”).

Following the deposit from time to time of Shares by the Company in accordance with the Deposit Agreement and as contemplated in the Sales Agreement, each Program ADS will be issuable at the instruction, and deliverable at the direction, of Agent and the Company in accordance with the terms and conditions of the Sales Agreement.

This letter agreement (this “Letter Agreement”) will confirm our understanding and agreement as follows:

1. Deposit of Shares. The Company and the Depositary hereby agree that the Shares underlying the Program ADSs, to be delivered upon the sale of Program ADSs (each, a “Program Sale”) following the delivery of a Placement Notice, as such term is defined in the Sales Agreement, shall be deposited by, or on behalf of, the Company with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof. The Company hereby confirms that at the time of delivery to the Custodian (x) the Shares to be deposited with the Custodian upon a Program Sale of Program ADSs (i) will have been duly authorized and will be validly issued, fully paid, and non-assessable, and therefore not subject to any call for the payment of further capital, (ii) will rank pari passu in all respects, and therefore will be fully fungible with the Shares then on deposit with the Custodian under the Deposit Agreement, (iii) will be legally issued to, and deposited with, the Custodian, and will not be stripped of any rights or entitlements by the Company prior to or upon deposit with the Custodian, (iv) will be issued in compliance with any applicable rules of any exchange upon which the Shares may be listed, including Listing Rule 7.1 of the Australian Securities Exchange and within the 15% issuance cap as required in that rule, if applicable, and (v) will be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, including, without limitation, any claim related to liabilities arising from the imposition of stamp duty taxes or stamp duty reserve tax, and (y) there will be no pre-emptive rights (or any similar rights) with respect to the Shares to be deposited with the Custodian upon a Program Sale that have not been waived, disapplied or exercised, or otherwise lapsed.

2. Issuance and Delivery of Program ADSs upon a Program Sale. The Company hereby instructs the Depositary to issue and deliver Program ADSs against the deposit of Shares by, or on behalf of, the Company upon the execution of a Program Sale, subject to compliance with the terms and conditions of the Deposit Agreement and this Letter Agreement, including without limitation, the receipt by the Custodian on behalf of the Depositary of the applicable Shares and the receipt, by the Depositary, of the corresponding fees. The Depositary hereby agrees to issue Program ADSs representing the right to receive such Shares in accordance with the Deposit Agreement upon receipt of (i) the opinions referred to in Section 4 of this Letter Agreement at each of the times of delivery set forth in Section 4 of this Letter Agreement, (ii) confirmation of deposit of the applicable Shares by, or on behalf of, the Company, (iii) the corresponding fees referred to in Section 6 of this Letter Agreement, and (iv) a Program Issuance and Delivery Instruction for each Program Sale, in the form annexed hereto as Exhibit A.

3. Representations and Warranties. The Company hereby represents and warrants to the Depositary that (i) the terms of the Sales Agreement provide that the Program ADSs, when issued and delivered against payment therefor, will be freely transferable by Agent and the initial purchasers thereof and there are no legal restrictions on subsequent transfers of the Program ADSs under the laws of the Commonwealth of Australia or the United States, (ii) it will cause the Shares underlying the Program ADSs deliverable upon a Program Sale to be deposited with the Custodian on behalf of the Depositary and shall authorize and instruct, together with Agent, the Depositary to issue the Program ADSs in accordance with the Deposit Agreement and the terms of this Letter Agreement, and (iii) no stamp duty taxes (including any stamp duty reserve taxes) are applicable to, or payable in connection with, the initial issuance of the Shares by the Company or the initial deposit of the Shares by or on behalf of the Company with the Custodian on behalf of the Depositary, in each case, against the issuance and delivery of Program ADSs from time to time as contemplated in this Letter Agreement.

4. Opinions and Certificates. In furtherance of the foregoing, the Company shall, (i) at the time of execution of this Letter Agreement, provide the Depositary with (x) an opinion of its Australian counsel (its “Australian Counsel”) addressed to the Depositary, which addresses, among other things, that subject to customary and appropriate assumptions, qualifications and limitations, (a) the execution, delivery and performance of this Letter Agreement have been authorized by and on behalf of the Company and, upon the execution and unconditional delivery of this Letter Agreement by a director, officer or other authorized person for and on behalf of the Company, this Letter Agreement will have been duly executed on behalf of the Company, and (b) the execution and delivery of this Letter Agreement by the Company and the exercise by the Company of its rights and performance of its obligations under this Letter Agreement do not and will not contravene or conflict with any laws of the Commonwealth of Australia normally applicable to transactions of the type contemplated by this Letter Agreement, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets; (y) an opinion of its U.S. counsel (its “U.S. Counsel”) addressed to the Depositary, which addresses, among other things, that subject to customary and appropriate assumptions, qualifications and limitations, (a) assuming its due authorization, execution and delivery, this Letter Agreement is valid, binding and enforceable against the Company under the laws of the State of New York, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (b) the Registration Statement, including the information deemed to be a part thereof pursuant to Rule 430B under the Act, and the Prospectus, as of its date, each appeared on their face to be appropriately responsive in all material respects to the applicable form requirements for registration statements on Form F-3 under the Securities Act and the rules and regulations of the Commission thereunder; and (z) a certificate signed by an authorized officer of the Company certifying that this Letter Agreement has been executed and unconditionally delivered by an officer or director for and on behalf of the Company, and (ii) concurrently with each Program Sale, provide the Depositary with (x) an opinion of its Australian Counsel addressed to the Depositary, which addresses, among other things, that subject to customary and appropriate assumptions, qualifications and limitations, (a) no authorizations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Commonwealth of Australia in connection with the issuance and deposit of the Shares issuable upon a Program Sale, and the exercise by the Company of its rights and the performance of its obligations under this Letter Agreement, and (b) when Shares underlying any Program ADSs deliverable upon a Program Sale are issued and allotted in accordance with the terms of this Letter Agreement, the officers or directors of the Company will have been duly and validly authorized to allot such Shares by the Company’s shareholders and such Shares will be validly issued and fully paid, and rank pari passu and be fully fungible with the other issued ordinary shares of the Company then held by the Custodian on behalf of the Depositary and underlying the ADSs then outstanding; and (y) an opinion of its U.S. Counsel addressed to the Depositary, which addresses, among other things, that subject to customary and appropriate assumptions, qualifications and limitations, at the time of delivery of each such opinion, the Registration Statement will be effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceeding for that purpose will have been initiated or, to the knowledge of such counsel, threatened.

5. Indemnification. In the event stamp duty is applicable to, or payable on, the issuance and deposit of Shares or issuance of Program ADSs in connection with a Program Sale, the Company hereby indemnifies the Depositary and the Custodian for, and holds the Depositary and the Custodian harmless against, all losses, liabilities, taxes, charges or expenses (including reasonable legal fees and disbursements), penalties and taxes incurred by the Depositary and/or by the Custodian, or to which the Depositary and/or the Custodian may become subject, and arising directly or indirectly from the failure by any person to pay (or discharge) any applicable stamp duty, or any other similar duty or tax, on the issuance and deposit of Shares or the issuance of Program ADSs in connection with any Program Sale.

6. Fees. The Company and the Depositary agree that the Company shall pay the Depositary a depositary fee of up to US$0.05 per Program ADS issued upon a Program Sale, and such other fees, charges, expenses and taxes as are prescribed in the Deposit Agreement. The Depositary shall have no obligation to issue any Program ADSs until it has received payment of such fees, charges, expenses and taxes. The Company shall make such payment no later than the morning (Eastern Time) on any date it requests Program ADSs to be issued and delivered hereunder by wire transfer of immediately available funds in accordance with the wiring instructions set forth on Exhibit B hereto, or such other wiring instructions as the Depositary may from time to time provide to the Company in writing.

7. Fractional Shares and Program ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of Program ADSs upon a Program Sale, and the Depositary shall not be required to accept, under any circumstances (a) any fraction of a Share, or (b) a number of Shares that, upon application of the ADS-to-Share ratio, would give rise to a fraction of a Program ADS.

8. F-6 Registration Statement. The Depositary and the Company hereby confirm that a signed conformed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to any existing Registration Statement on Form F-6 currently on file) that may be filed in respect of the ADSs.

9. Miscellaneous.

(a) The Company hereby acknowledges and agrees that its indemnification obligations contained in Section 5.8 of the Deposit Agreement shall, to the extent not unlawful, apply to all of the terms, conditions, obligations and performances under this Letter Agreement as if they were set forth in the Deposit Agreement.

(b) The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments, and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

(c) This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the laws of the State of New York.

(d) This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns.

(e) This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

(f) This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

Each of the Company and the Depositary has caused this Letter Agreement to be executed and delivered on its behalf by its officer or attorney-in-fact thereunto duly authorized as of the date set forth above.

BIONOMICS LIMITED

By:
Name:

Accepted and Agreed as of the date first written above

CITIBANK, N.A., as Depositary

By:
Name:	Leslier A. DeLuca
Title:	Attorney-in-Fact

EXHIBIT A

[Program Issuance and Delivery Instruction]

A-1

EXHIBIT B

[Wiring Instructions]

B-1